EMPLOYMENT AGREEMENT
                                   AMENDMENT I

      THIS EMPLOYMENT AGREEMENT, made as of this 1st day of August, 1999, by and between:

      PACEL CORP. a Virginia corporation having its executive office at 8870 Rixlew Lane, Suite 201, Manassas, Virginia 20109 (hereinafter referred to as "PACEL")

                                       AND

      DAVID E. CALKINS, an adult individual residing at 9514 Vinnia Court, Manassas, Virginia 20110 (hereinafter "CALKINS")

      WITNESSETH THAT:

      WHEREAS, CALKINS is a founder of PACEL and has been employed by PACEL since its organization, and the parties desire to replace the original written agreement with an amended employment agreement so as to assure potential investors of the continuity of his employment and PACEL" continuing access to his experience, background, know-how and contacts which will continue to be useful and helpful to PACEL in its business;

      WHEREAS, the parties have agreed upon the terms of such employment, based upon the preceding agreement, and desire a modified, formal contract to evidence their agreements;

      NOW, THEREFORE, in consideration of the mutual promises, covenants and forbearances contained herein, and intending to be legally bound, the parties have agreed as follows:

      1. EMPLOYMENT. For the term provided in Paragraph 2, PACEL hereby employs CALKINS, and CALKINS hereby accepts that employment, upon the terms and conditions hereinafter set forth.

      2.  TERM.

          (a)  This Agreement shall become effective as of August 1, 1999.


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          (b)  This Agreement, subject to the provisions of Paragraphs 16 and 17 below, shall continue and exist for an initial period from such effective date for a period of twenty-four (24) months, i.e., until July 31, 2001 (initial term).

          (c) If, four (4) months prior to the expiration date of the initial term, neither party is then in default under this Agreement, PACEL may request that EMPLOYEE agree to extend the term of this Agreement for an additional one (1) year period. Such request shall be transmitted by PACEL to CALKINS, in writing, on or before three (3) months prior to the expiration date of the initial term, of its intention to so extend the Agreement. CALKINS shall accept or reject such requested extension within thirty (30) days after receipt of PACEL's request; if CALKINS shall not respond within such thirty days, the request shall be deemed denied. If PACEL shall not give notice of its desire to renew this Agreement on or before the three months prior to the expiration date of the initial term, this Agreement shall terminate as provided.

          (d) This Agreement shall be subject to a further one (1) year extension under the procedure provided in subparagraph (C), provided that at May 30 of the then existing extension year neither party is then in default under this Agreement.

          (e) Notwithstanding the foregoing, the term of this Agreement is otherwise subject to the various termination provisions contained hereafter.

      3. COMPENSATION-BASE. (a) For all services rendered under this Agreement, CALKINS shall be paid, as base compensation, such annual salary as shall be determined by PACEL's Board of Directors from time to time, but in no event shall such compensation be at a rate of less than One Hundred Twenty-five Thousand Dollars ($125,000) per year. Such base compensation shall be subject to a Cost-of-Living Adjustment (COLA) annually based upon the percentage increase in the cost-of-Living Index, All commodities, for the Washington, D.C. area (if available,


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          otherwise  the New York City area).  Such base  compensation  is to be payable in equal installments at intervals no longer than monthly. Such base compensation shall be in addition to such incentive compensation, fringe benefits and bonuses as provided elsewhere herein.

          (b) At the end of each calendar year, PACEL's Board of Directors shall review the performance of CALKINS for such year and, based upon such evaluation, establish any increase in the base compensation payable to CALKINS for the succeeding calendar year, as adjusted by subparagraph (a) above. PACEL shall not be obligated to provide any increase, in excess of the increase in the cost-of-living Index, All Commodities, for the Washington, D.C. area (if available, otherwise the New York City area) during the prior calendar year.

          (c) In recognition of previous compensations owed to CALKINS but not taken, the company has agreed to offset that debt by providing a one time stock option for two and a half million shares (2.5) of PACEL CORP common stock at Four Cents ($.04) a share option price.

      4. COMPENSATION-INCENTIVE. (a) The base compensation for each year of this Agreement, including any extensions to this Agreement, shall be subject to an additional increase, based upon performance as determined by the Board of Directors. This additional increase, if any should occur, is not a bonus but a merit adjustment to the base compensation.

          (b) COMPENSATION - STOCK INCENTIVE: Pacel desires to recognize the importance of attaining certain milestones for the company's continued operation and success. Accordingly, the following stock-option incentives have been allocated pending achievement of these goals: (not in any particular order)



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               o  Registration  of the Company  with NASDAQ in  accordance  with
                  requirements     specified     as    of    June    30,    1999
                  ......................................................  10% of
                  outstanding shares.

               o  Full  listing of the  Company's  stock on the NASDAQ Board for trading (not OTC BB)  ...................  10% of  outstanding shares.

               o  Achieving  profitability  for the  Company  during the term of this  contract  .....................................  10%  of outstanding shares.

               o  The salary shall be grossed up to cover tax liability.

      5. COMPENSATION-FRINGE BENEFITS. CALKINS shall receive at least the following additional benefits, which may be extended or increased, but not reduced, by PACEL:

          (a) Vacation - CALKINS shall be entitled to paid vacation of four (4) weeks during the initial term and any extension of this Agreement. Unused vacation time may be accumulated from year to year if unused. CALKINS shall not be compensated for any unused vacation time.

          (b) Medical Insurance - CALKINS shall receive such medical, surgical, dental and/or hospitalization insurance as PACEL shall provide, consistent with that provided by PACEL under the preceding oral Employment Agreement.

          (c) Other - CALKINS shall receive such other fringe benefits as are available to any other officers/employees/consultants. Nothing contained in this Agreement shall be in lieu of any rights, benefits and privileges to which CALKINS may be entitled under any 401(k) , retirement, pension, profit-sharing, insurance, ESOT/ESOP, hospitalization, medical, surgical, dental, legal or other plans which may now be in effect or which may hereafter be adopted, either by PACEL or any subsidiary or affiliate of PACEL.


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               CALKINS shall have the same rights and  privileges to participate in such plans and benefits as any other employee during his period of employment and CALKINS shall be entitled to participate on a parity with executives of equal rank.

      6. COMPENSATION-BONUS. After the end of each calendar year, Pacel's Board of Directors shall determine the net profits before taxes of PACEL for such prior year and shall determine any bonus for such year payable to CALKINS. PACEL shall not be obligated to provide any bonus. Any bonus awarded shall be paid at such time or times, in such amounts or installments, as PACEL's Board of Directors may determine.

      7. COMPENSATION-DEFERRED. (a) PACEL desires to recognize the contributions of CALKINS from the date of incorporation to the date of this Agreement, particularly the performance of services as little or no compensation during the formative years. Accordingly, the following deferred benefits have been granted in consideration of such prior services and are not dependent upon completion of the terms of this Agreement.

          (b) Following termination of CALKINS' employment hereunder, whether early or upon completion of the term hereof, and whether early termination is for cause, without cause, or for reasons of disability, PACEL shall provide CALKINS with the following benefits:

               i. PACEL,  at PACEL's cost and expense,  shall  continue  CALKINS medical, surgical, dental and hospitalization insurance coverage, as in effect on the date of termination, for a period of ten (10) years following the date of termination. Thereafter, CALKINS shall have the option to continue such insurance coverage at his expense. And

               ii.If,  during the term of CALKINS'  employment  PACEL shall have obtained insurance on CALKINS' life for a specific business purpose (e.g., collateralization of institutional financing or key man replacement insurance) and such insurance shall no longer be needed for that purpose (e.g., upon repayment of the


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



                  loan collateralized or upon termination of CALKINS' position as a key employee), then PACEL, at its cost and expense, shall continue such insurance in force for the benefit of one or more beneficiaries designated from time to time by CALKINS, for a period of up to ten (10) years following the date of termination. It is the intent of the parties that this provision shall apply to any insurance obtained during CALKINS, employment. In such event the period of continued coverage would be from the date the insurance need is obviated to a date ten (10) years from the date of termination of CALKINS' employment. Thereafter, CALKINS shall have the option to continue such insurance coverage at his expense.

      8.  DUTIES.  (a) CALKINS is engaged as the President  and Chief  Executive
          Officer of PACEL. CALKINS shall perform all usual and customary services as such an executive, including but not limited to those set forth on Exhibit A, attached hereto and made a part hereof. CALKINS' performance shall be subject to the supervision of PACEL's President and Board of Directors, provided, however, that any definition, interpretation, curtailment, or extension is consistent with the status of, and/or educational experience required for, the responsibilities for which CALKINS has been initially engaged hereunder. It is the intent of this provision to provide PACEL with flexibility in assigning responsibilities to CALKINS and/or promoting CALKINS and this provision shall not be used to discipline, embarrass, humiliate or harass CALKINS.

          (b) In addition, CALKINS agrees to serve as a director of PACEL so long as so elected by PACEL's shareholders.

      9. EXTENT AND PLACE OF SERVICES. CALKINS agrees that this employment constitutes his primary employment and understands that his primary loyalty and responsibility is to PACEL. Accordingly, CALKINS shall devote such adequate, reasonable, and proper time, attention, and energies to the business of PACEL as shall be necessary or consistent


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



          with such understanding and CALKINS shall not, during the term of this Agreement be engaged in any other business activity (whether or not such business activity is pursued for gain, profit, or other pecuniary advantage), which conflicts with CALKINS' employment responsibilities hereunder, without prior, written authorization of PACEL's Board of Directors. However, nothing contained herein shall be construed as preventing CALKINS from investing his assets in such form or manner as CALKINS may select, whether or not such investment will require any services on CALKINS' part in the operation of the affairs of the companies in which such investments are made.

      10. WORKING FACILITIES. CALKINS shall be furnished, at PACEL's expense, with all necessary working facilities, including but not limited to an equipped office, clerical help, and telephone/facsimile/copying services, suitable to his position and adequate for the performance of his duties.

      11. EXPENSES. CALKINS is not authorized to incur expenses on behalf of, or chargeable to, PACEL, with respect to his business travel, including transportation, lodging, food, entertainment, etc. except within such guidelines as may be established from time to time by PACEL's
          Management. PACEL shall reimburse CALKINS for authorized expense within such guidelines upon presentation by CALKINS from time to time, of an itemized account of such expenditures in such form as PACEL may require , together with receipts or other proofs of the expenditures as may be required.

      12. NON-DISCLOSURE OF INFORMATION. (a) CALKINS recognizes and acknowledges that, during the course of his employment, he will have access to valuable "Proprietary Information" as defined in subparagraph (b) below, including, but not limited to Inventions, Work Product and/or Trade Secrets, contractual arrangements and compensation arrangements with suppliers, manufacturers, sub-contractors and customers of PACEL; compensation arrangements with sub-contractors, vendors, and outside personnel; costing, pricing and bidding methods, procedures, and amounts; management and operating procedures and software; management


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



          information systems, etc.; marketing plans and strategy; personnel policies and contractual arrangements, including job assignments and compensation; and that such information constitutes unique assets of the business of PACEL and of which PACEL is the sole and exclusive owner. CALKINS will treat such Proprietary Information on a confidential basis and will not, during or after his employment, personally use or disclose all, or any part of, such Proprietary Information to any person, firm, corporation, association, agency, or other entity except as properly required in the conduct of the business of PACEL, or except as authorized in writing by PACEL, publish, disclose or authorize anyone else to publish or disclose, any Proprietary Information of PACEL with which CALKINS' service may in any way acquaint CALKINS. CALKINS shall surrender possession of all Proprietary Information, including especially all Trade Secrets, to PACEL upon any suspension or termination of CALKINS' employment with PACEL. In the event of a breach, or threatened breach, by CALKINS, of the provisions of this paragraph, PACEL shall be entitled to a preliminary, temporary and permanent injunction restraining CALKINS from disclosing in whole or in part, any such Proprietary Information and/or from rendering any services to any person, firm, corporation, association, agency, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Furthermore, nothing herein shall be construed as prohibiting PACEL from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery from CALKINS.

          (b) For purposes hereof, "Proprietary Information" shall not include information which (i) is publicly available from a source other than CALKINS or can be lawfully obtained from a third party or parties in lawful possession thereof, or (ii) is publicly released in writing by PACEL, or (iii) is required to be disclosed pursuant to the authority of any court or public agency.



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          (c)  Nothing  contained  herein shall prohibit CALKINS form continuing to use information known to CALKINS prior to the execution of this Agreement; however, CALKINS shall not publish or disclose any such information which as a result of CALKINS' services hereunder shall have become Proprietary Information of PACEL.

          (d) The parties recognize that the Proprietary Information of PACEL most probably derives from the services of CALKINS. Nothing contained herein shall prohibit CALKINS from continuing to use information developed by CALKINS during the term of this Agreement, provided that such information is not used by CALKINS for competitive purposes; however, CALKINS shall not publish or disclose any such information which as a result of CALKINS' services hereunder shall have become Proprietary Information of PACEL.

      13. RESTRICTIVE CONVENANT. (a) During the term of this Agreement and for a period of twelve (12) months after the termination/of this Agreement and any extension thereof, CALKINS will not, within the United States or any other area of the world in which PACEL is then operating, directly, compete with, own, manage, operate, control, be employed by, consult for, participate in, perform services for, or be connected in any manner with the ownership, management, operation or control of any business engaged in development and sales of LAN interactive electronic document and data acquisition and management software programs. Nothing contained herein shall prohibit CALKINS from engaging in the management, operation, control, employment by, consultation for, participation in, performance of services for, or connection with a software development and sales entity which is not in competition with the specific programs of PACEL.

          (b) CALKINS agrees that the "time", "geographic area", and "Scope of Business" provisions of this restrictive covenant are reasonable and proper and have been negotiated in connection with his employment hereunder.



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          (c)  PACEL  and  CALKINS  agree,   that  if  any  court  of  competent
               jurisdiction shall, for any reason, conclude that any portion of this covenant shall be too restrictive, the court shall determine
               that  some  such   restrictions   shall  be  applicable  for  the
               protection of PACEL and its shareholders.

      14. OWNERSHIP OF WORK PERFORMED. CALKINS hereby grants, bargains, sells, conveys, transfers and delivers and agrees to grant, bargain, sell, convey, transfer and deliver, without further consideration other than the base compensation provided above, to PACEL, all right, title and interest in and to all work performed, underlying programs (including but not limited to HTML, C++, Visual Basic, and any and all other codes and source codes) and documentation for same which shall be and/or have been performed by him. CALKINS hereby acknowledges that PACEL is and shall be entitled to secure any and all patents, copyrights, and trademarks with respect to all of such work, work product, programs, etc. and CALKINS covenants, warrants and represents that he shall execute all assignments, documents, filings, acknowledgements and other papers which may be required to assure, establish, confirm, and document PACEL's sole and exclusive ownership to all of such (including HTML, C++, Visual Basic, and any and all other codes and source codes) and documentation for same and the Work Product. "Work Product" shall mean all documentation, software, programs, systems, source codes, Hardware Signatures, know-how and information created, in whole or in part, by CALKINS during the performance of his services hereunder whether or not copyrightable or otherwise protectable. CALKINS, for himself, his successors and assigns, covenants and agrees with PACEL to warrant and defend title to the property hereby sold to PACEL, its successors and assigns against all and every person and persons whomsoever.

      15. NONSOLICITATION COVENANT. (a) For a period of twelve (12) months after the termination of this Agreement (including any extension thereof) (the "Post Termination Period") CALKINS shall not, solicit, directly or indirectly, by any means, any of the clients, customers, accounts, employees or "leads" of PACEL during the Post Termination Period.



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          (b)  PACEL  and  CALKINS  agree,   that  if  any  court  of  competent
               jurisdiction shall, for any reason conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties
               that  some  such   restrictions   shall  be  applicable  for  the
               protection of PACEL and its shareholders.

      16. OWNERSHIP OF INVENTIONS AND DEVELOPMENTS. (a) For purposes of this Agreement, the following definitions shall apply:

      "Inventions" shall mean:

               A. All inventions, improvements, modifications, and enhancements, whether or not patentable, made by CALKINS during CALKINS' employment by PACEL; and

               B. All inventions,  improvements,  modifications and enhancements made by CALKINS, during a period of six (6) months after any suspension or termination of CALKINS' employment by PACEL, which relate, directly or indirectly, to the products of PACEL.

               i. "Work  Product"  shall  mean  all   documentation,   software,
                  programs, systems, source codes, Hardware Signatures, know-how and information created, in whole or in part, by CALKINS during CALKINS' employment by PACEL, whether or not copyrightable or otherwise protectable, excluding inventions.

               ii."Trade Secrets" shall means all documentation,  software,  and information relating to the functionality of the products of PACEL or any plans therefor, or relating to the business of a third party or plans therefor that are disclosed to PACEL, which PACEL does not disclose to third parties without restrictions on use or further disclosure.



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          (b)  CALKINS shall promptly  disclose to PACEL all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and
               exclusive   property  of  PACEL,   and  CALKINS  shall  surrender
               possession of such records to PACEL upon any suspension or termination of CALKINS' employment with PACEL.

          (c) CALKINS hereby assigns to PACEL, without further consideration to CALKINS, the entire right, title and interest in and to the Inventions and Work Product and in and to all proprietary rights therein or based thereon. CALKINS agrees that the Work Product shall be deemed to be a "work made for hire". CALKINS shall execute all such assignments, oaths, declarations and other documents as may be prepared by PACEL to effect the foregoing.

          (d) CALKINS shall provide PACEL with all information, documentation, and assistance PACEL may request to perfect, enforce, or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets. PACEL, in its sole discretion, shall determine the exact extent of the proprietary rights, if any, to be protected in or based on the Inventions and Work Product. All such information, documentation and assistance shall be provided at no additional expense or cost to PACEL, except for out-of-pocket expenses which CALKINS incurs at PACEL's request.

      17. DISABILITY. (a) PACEL desires to recognize the contributions of CALKINS during the period from incorporation to the date of this Agreement. Accordingly, if CALKINS is unable to perform his services by reason of illness or incapacity for a period of up to six (6) months, PACEL shall continue CALKINS' full compensation. If CALKINS is unable to perform his services after such six (6) months, PACEL shall continue to compensate CALKINS during the period of such illness or incapacity but such compensation may, at the option of PACEL, be reduced by twenty-five percent (25%). If such illness or incapacity shall continue for a period of twelve (12) months, payment of


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



          compensation thereafter may, at the option of PACEL, be stopped altogether. The full compensation shall be reinstated upon CALKINS' return to service and the discharge of his full duties hereunder. Notwithstanding anything herein to the contrary, PACEL may, at its option, terminate this Agreement at any time after CALKINS shall be absent from his employment, for whatever cause, for a continuous period of more than eighteen (18) months, and all obligations of PACEL hereunder shall cease upon any such termination.

          (b) PACEL may elect to continue the payment of full compensation notwithstanding the foregoing. Such payments shall be in the sole discretion of PACEL, may be discontinued at any time, and if initiated shall not thereby become a requirement.

      18. TERMINATION OF EMPLOYMENT. (a) PACEL can terminate CALKINS' employment at any time for good cause. Without intending to limit the definition of good cause hereby, good cause will include:

               (1) CALKINS' death;

               (2) The occurrence of one of the following events:

                   (i) CALKINS is convicted of a felony or any crime involving moral turpitude or unethical conduct which in the good faith opinion of PACEL could impair his ability to perform his duties; or

                   (ii) CALKINS commits an act, or fails to take action in bad faith and to the detriment of PACEL

          (b) The termination of CALKINS' services shall not constitute a termination of the restrictive obligations and duties under Paragraphs 11, 12, 13, 14 and 15.

          (c) In the event of the bankruptcy (Chapter 7), reorganization (Chapter 11) or other termination of the business of PACEL, the provisions of Paragraph 12 shall continue in full force and effect only so long as full base compensation by PACEL shall continue.



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      19. ARBITRATION.  Any  controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Manassas, Virginia in accordance with the rules then pertaining of the American Arbitration Association, but with all rights of discovery provided by the Virginia Rules of Civil Procedure, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Cost of the arbitration shall be borne by PACEL, regardless of who initiates the proceeding. The losing party shall reimburse the reasonable attorney's fees of the prevailing party.

      20. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. The failure of a party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

      21. BENEFIT. The rights and obligations of PACEL under this Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns. The protection of Paragraphs 11, 12, 13, 14 and 15 shall inure to the benefit of PACEL and any successors and assigns. The rights and obligations of CALKINS under this Agreement shall inure to the benefit of, and shall be binding upon, his heirs, administrators, executors, successors and assigns.

      22. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if either personally delivered or sent by certified mail, to his residence in the case of CALKINS, or to its principal office in the case of PACEL.

      23. LIFE INSURANCE. PACEL and/or one or more of it subsidiaries may, in its discretion at any time after the execution of this Agreement, apply for and procure, as owner and for its own benefit, insurance on the life of CALKINS, in such amounts and in such forms as PACEL may choose. PACEL shall not be required to give CALKINS any interest


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          whatsoever in any such policy or policies, (although nothing contained herein shall be deemed to prohibit any such arrangement) but CALKINS shall, at the request of PACEL, subject himself to such medical examination, supply such information, and execute such information releases and documents as may be required by the insurance company or companies to whom PACEL has applied for such insurance.

      24. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may be modified only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      25. APPLICABLE LAW. This Agreement shall be governed for all purposes by the laws of the State of Virginia. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

      26. COUNTERPARTS.   This   Agreement  may  be  executed  in  two  or  more
          counterparts, including facsimile counterparts, any one of which shall be deemed to be an original.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto set their hands and seals as of the day and year herein above written.

                                   PACEL CORP.
ATTEST:

                                   By:  /s/ David E. Calkins
                                        -----------------------
                                        President

                                        /s/ F. Kay Calkins
                                        -----------------------
                                        Secretary

WITNESS:                           CALKINS

/s/ Karen E. Corl                  /s/ David E. Calkins
-------------------------          ---------------------------
                                   DAVID E. CALKINS



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